Exhibit 95

MINE SAFETY DISCLOSURE

We operate surface mines in the western United States to produce construction aggregates. The operation of our mines is subject to regulation by the federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA conducted 63 and 69 inspections at 37 and 30 of our mines during the years ended December 31, 2018 and 2017, respectively. There were 2 and 14 reportable citations or orders following 2 and 8 of those inspections during the years ended December 31, 2018 and 2017, respectively. With respect to this information, it should be noted that: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process, may be reduced in severity and amount or dismissed.

During the years ended December 31, 2018 and 2017, specifically with respect to our mines:

•	MSHA did not issue any orders requiring persons to be withdrawn from the areas affected by the alleged violations of mandatory health or safety standards under Section 104(b) of the Mine Act.
•	MSHA did not issue any citations or orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.
•	MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act
•	MSHA issued one imminent danger order during the year ended December,31 2017, requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act.
•	We did not experience any mining-related fatalities.
•

We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.

•

One of the citations issued during the year ended December 31, 2018 were the subject of a formal appeal before the Federal Mine Safety and Health Review Commission which resulted in changing the citations from Significant and Substantial to Non-Significant and Substantial. There were no legal actions instituted or resolved during the year ended December 31, 2017.

•	Proposed assessments from the MSHA during the year ended December 31, 2018 and 2017 were less than six thousand dollars.

The chart below contains information regarding reportable and non-reportable certain mining safety and health citations or orders that MSHA issued during the year ended December 31, 2018 and 2017 associated with our mining operations (dollars in thousands):

Years Ended December 31,	2018		2017
Name of Mine	Section 104[1]	Proposed Assessments[2]	Section 104[1]	Proposed Assessments[2]
Arvin	1	$ 0.1	—	$ —
Bee Rock Quarry	—	—	1	0.3
Capay Facility	—	—	—	—
Conrock	—	—	1	0.3
Lockwood Quarry	—	—	4	2.0
N50	—	—	—	—
Rosemary Quarry	—	—	4	1.0
Singer Pit	—	—	1	1.4
Swan Pit	—	—	—	—
Vernails	1	0.6	—	—
Wade Sand	—	—	1	0.1	1
Walker Pit	—	—	1	0.3
Whatcom Plant	—	—	1	0.1
Total	2	$0.7	14	$5.5

1 The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under Section 104 of the Mine Act for which the operator received a citation from the MSHA.

2 The total dollar value of proposed assessments from the MSHA under the Mine Act.